Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CERo Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	2,055,709	(3)	$1.39	(2)	$2,857,435.51	0.0001476	$421.76
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	20,080,000	(4)	$1.39	(2)	$27,911,200.00	0.0001476	$4,119.70
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,252,000	(5)	$1.39	(2)	$1,740,280.00	0.0001476	$256.87
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	3,171,246	(6)	$1.39	(2)	$4,408,031.94	0.0001476	$650.63
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,000,000	(7)	$1.39	(2)	$1,390,000.00	0.0001476	$205.17
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	185,004	(8)	$1.39	(2)	$257,155.56	0.0001476	$37.96
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,649,500	(9)	$1.39	(2)	$2,292,805.00	0.0001476	$338.42
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Warrants	457(c)	324,999	(10)	$1.39	(2)	$451,748.61	0.0001476	$66.68
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Warrants	457(c)	612,746	(11)	$1.39	(2)	$851,716.94	0.0001476	$125.72
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Warrants	457(c)	5,000,000	(12)	$1.39	(2)	$6,950,000.00	0.0001476	$1,025.82
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Warrants	457(c)	442,500	(13)	$1.39	(2)	$615,075.00	0.0001476	$90.79
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Warrants	457(c)	8,750,000	(14)	$1.39	(2)	$12,162,500.00	0.0001476	$1,795.19
Carry Forward Securities

Carry Forward Securities	—	—	—	—				—			—	—	—	—
	Total Offering Amounts							$61,887,948.56		$9,134.71
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$9,134.71

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of CERo Therapeutics Holdings, Inc. (the “Company”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Global Market on May 3, 2024. This calculation is in accordance with Rule 457(c) of the Securities Act.
(3)	Represents shares of Common Stock issued to certain selling securityholders for their portion of the merger consideration in connection with the consummation of the business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of June 4, 2023, as amended from time to time, by and among CERo Therapeutics, Inc. (“Legacy CERo”), Phoenix Biotech Acquisition Corp. (“PBAX”) and PBCE Merger Sub, Inc.
(4)	Represents shares of Common Stock issuable upon the conversion of shares of our Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), purchased by certain investors pursuant to the Amended and Restated Securities Purchase Agreement, dated as of February 14, 2024, by and among Legacy CERo, PBAX and such investors (the “First Securities Purchase Agreement”).
(5)	Represents shares of Common Stock issuable upon the conversion of shares of our Series B Preferred Stock, par value $0.0001 per share, purchased by certain investors pursuant to the Securities Purchase Agreement, dated as of March 29, 2024, by and among us and such investors.

(6)	Represents shares of Common Stock initially issued to Phoenix Biotech Sponsor, LLC (the “Sponsor”) and distributed to its members in a distribution-in-kind immediately prior to the Business Combination.
(7)	Represents shares of Common Stock issued to the Sponsor, which are subject to forfeiture upon the vesting of the certain earnout shares.
(8)	Represents shares of Common Stock issued to certain investors other than the Sponsor in a private placement concurrently with PBAX’s initial public offering.
(9)	Represents shares of our Common Stock issued to certain third-party vendors and service providers.
(10)	Represents shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock that were converted from Legacy CERo warrants in connection with the Business Combination.
(11)	Represents shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock sold to certain investors pursuant to the First Securities Purchase Agreement.
(12)	Represents shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Series A Preferred Stock sold to certain investors pursuant to the First Securities Purchase Agreement and conversion of the underlying shares of Series A Preferred Stock into Common Stock.
(13)	Represents shares of Common Stock issuable upon the exercise of private placement warrants to purchase shares of our Common Stock, at an exercise price of $11.50 per share, that were originally sold in a private placement concurrently with PBAX’s initial public offering.
(14)	Represents shares of Common Stock issuable upon the exercise of public warrants to purchase shares of Common Stock, at an exercise price of $11.50 per share, that were originally issued in PBAX’s initial public offering.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A